Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-123853, 333-190919, 333-177141 and 333-177142) on Form S-8 and Registration Statements (Nos. 333-177208, 333-185316 and 333-191009) on Form S-3 of Pacific Mercantile Bancorp and subsidiaries of our reports dated March 13, 2015, relating to our audit of the consolidated financial statements and internal control over financial reporting which appear in this Annual Report on Form 10-K of Pacific Mercantile Bancorp for the year ended December 31, 2014.
/s/ McGladrey LLP
March 13, 2015
Los Angeles, CA